EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-211954 on Form F-1 of our report dated July 16, 2015 relating to the consolidated financial statements which include the consolidated statement of financial position of LINE Corporation and its subsidiaries (the “Company”) as of December 31, 2014, and the related consolidated statements of profit or loss, comprehensive income, changes in equity, and cash flows for each of the two years in the period ended December 31, 2014 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the distribution of the Company’s interest in the Hangame branded business, including related subsidiaries, to NAVER Corporation (formerly known as NHN Corporation) in April 2013, the disposal of the online matching services business in December 2013, the disposal of the data management business in September 2014, and LINE Plus Corporation’s buy-back of the 40% interest in LINE Plus Corporation owned by NAVER Corporation in September 2014), appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte Touche Tohmatsu LLC

Tokyo, Japan

June 28, 2016